Exhibit 99.1

David Borshell Succeeds Martin W. Greenwald as President of Image Entertainment

Greenwald Retires; Resigns as President and CEO; Remains Chairman of the Board of Directors

CHATSWORTH, Calif.--(BUSINESS WIRE)--Image Entertainment, Inc. (NASDAQ:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that David Borshell, previously Image’s Chief Operating Officer, has succeeded Martin W. Greenwald as President of the Company. The Board of Directors has made the title of President the top executive position of the Company and does not plan to seek a CEO. Borshell will report directly to the Board of Directors.

Borshell, who joined Image in 1984, was appointed COO of the Company in July 2000. From 1995-2000 Borshell served as Senior Vice President, Sales, Marketing and Operations and prior to that held various management and non-management positions.

“The time is right for me to hang up my cleats,” said Martin W. Greenwald, Chairman of Image Entertainment. “Having worked closely with David over the years, I can definitively say he is the one to move this company forward. David has consistently shown great leadership, integrity and motivation, and has assembled a ‘best-of-breed’ team of industry executives. As both an Image shareholder and the Chairman of the Board, I congratulate David and look forward to him taking Image to the next level.”

During the past 10 years, Borshell helped transition Image through a new home entertainment format and established the Company’s digital distribution subsidiary Egami Media, was an architect of Image’s exclusive distribution relationship with the Criterion Collection, drove Image’s global expansion by developing strategic international distribution relationships, furthered the Company’s product acquisition efforts overseas and helped secure strategic business partner funding at pivotal moments throughout Image’s history.

Internally, Borshell has kept Image management and employees on-course during the past several years while Image faced the challenges of a takeover attempt and a Board-terminated merger. Borshell has built a strong executive and senior management team, which includes top industry veterans and is extremely well respected by the entire employee base.

“Marty founded Image 25 years ago and built it into one of the most respected and successful independent home entertainment companies,” said Borshell. “We have recently embarked on several new and exciting initiatives including the acquisition and distribution of feature films, which will continue to leverage Image’s infrastructure and distribution strengths. We will continue to aggressively build our library of exclusive distribution rights; expand our relationships across all media including home video, digital, theatrical, television and non-theatrical; and endeavor to develop Image into a competitive worldwide home entertainment organization.”

Borshell continued, “The past couple of years have been trying times for shareholders, customers, business partners and employees alike. With this in mind, the entire Image team is dedicated to bringing Image back to growth and profitability during the new fiscal year.”

Greenwald stepped down as President and CEO effective today, which marks the start of Image’s fiscal 2009 year. He will remain Chairman of the Board of Directors of Image.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

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